Exhibit 5

Michael K. Hair, P.C.
Attorney at Law
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone: (480) 443-9657
Facsimile:  (480) 443-1908

December 6, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

    Re:   Coronado Industries, Inc. - Employee and Consultant Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Coronado Industries, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933 relating to the registration of 40,000,000 shares of its Common Stock, $.001 par value (the “Shares”), issuable pursuant to the Company’s 2006-F Employee and Consultant Compensation Plan.

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and the Bylaws of the Company.

Based upon the foregoing, we are of the opinion that:

1.   The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

2.   The Shares, when issued and sold in accordance with the terms of the various plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Michael K. Hair, P.C.

By:	/s/ Michael K. Hair

Michael K. Hair, President